INSTACART APPOINTS JOSH SILVERMAN TO BOARD OF DIRECTORS

SAN FRANCISCO, August 15, 2025 -- Instacart (NASDAQ: CART), the leading grocery technology company in North America, today announced that Josh Silverman, Chief Executive Officer of Etsy, Inc., has joined the company’s Board of Directors.

“Josh is a proven marketplace innovator with a track record of scaling consumer platforms such as Etsy, Evite, and Skype,” said Chris Rogers, Instacart’s Chief Executive Officer. “His deep understanding of consumer technology, passion for empowering independent entrepreneurs, and commitment to sustainable growth make him an invaluable asset. We’re excited to welcome Josh to our Board of Directors and look forward to working together to expand and deepen the value Instacart delivers across the grocery ecosystem.”

“I’m honored to join Instacart’s Board of Directors at such a pivotal moment for the company,” said Silverman. “Instacart has already transformed how millions of people shop for groceries, proving the power of technology to make everyday needs easier. I look forward to partnering with Chris and the rest of the Board of Directors to help deepen Instacart’s impact for customers, retailers, brands, and shoppers.”

Silverman is a seasoned leader with extensive experience leading marketplace and technology companies. He joined the Board of Directors of Etsy, Inc., which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, in November 2016, and has been its Chief Executive Officer since May 2017. Previously, Silverman served as Executive in Residence for Greylock Partners, a venture capital firm, from October 2015 to April 2017. He also held this position from October 2010 through June 2011. From June 2011 to December 2015, Silverman served as President of Consumer Products and Services at American Express. Prior to joining American Express, Silverman served as Chief Executive Officer of Skype from February 2008 until September 2010. From July 2006 until March 2008, Silverman served as Chief Executive Officer of Shopping.com, an eBay company, and, prior to that, held various executive roles at eBay. Silverman is the co-founder of Evite, Inc., a digital greeting card platform, and served as its Chief Executive Officer from December 1998 until its sale in May 2001. Silverman also serves on the Board of Directors of Shake Shack Inc., a restaurant brand. Silverman received his B.A. in Public Policy from Brown University and his M.B.A. from Stanford University Graduate School of Business.

In addition to Silverman, Instacart’s Board of Directors also currently includes Chris Rogers, CEO of Instacart; Fidji Simo, CEO of Applications at OpenAI and Chairperson and former CEO of Instacart; Victoria Dolan, former CFO of Revlon; Ravi Gupta, Partner at Sequoia Capital; Mary Beth Laughton, President and CEO of REI; Meredith Kopit Levien, President and CEO of The New York Times Company; Michael Moritz, Senior Advisor to Sequoia Heritage and former Partner at Sequoia Capital; Lily Sarafan, Co-founder and Executive Chair of TheKey; and Daniel Sundheim, Founder and CIO of D1 Capital Partners.

About Instacart

Instacart, the leading grocery technology company in North America, works with grocers and retailers to transform how people shop. The company partners with more than 1,800 national, regional, and local retail banners to facilitate online shopping, delivery and pickup services from nearly 100,000 stores across North America on the Instacart Marketplace. Instacart makes it possible for millions of people to get the groceries they need from the retailers they love, and for approximately 600,000 Instacart shoppers to earn by picking, packing and delivering orders on their own flexible schedule. The Instacart Platform offers retailers a suite of enterprise-grade technology products and services to power their e-commerce experiences, fulfill orders, digitize brick-and-mortar stores, provide advertising services, and glean insights. With Instacart Ads, thousands of CPG brands – from category leaders to emerging brands – partner with the company to connect directly with consumers online, right at the point of purchase. With Instacart Health, the company is providing tools to increase nutrition security, make healthy choices easier for consumers, and expand the role that food can play in improving health outcomes. For more information, visit www.instacart.com/company, and to start shopping, visit www.instacart.com. Maplebear Inc. is the registered corporate name of Instacart.